Exhibit 10.1

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC. 1585 BROADWAY New York, New York 10036
CONFIDENTIAL
March 6, 2018
Inovalon Holdings, Inc.
4321 Collington Road
Bowie, MD 20716
Attention: Christopher Greiner, Chief Financial Officer

Project New Heights
$1,080,000,000 Senior Secured Credit Facilities
Commitment Letter
Ladies and Gentlemen:
You have advised Morgan Stanley Senior Funding, Inc. (together with its affiliates, “MSSF”, “we” or “us”) that you intend to acquire (the “Acquisition”), either directly or through a wholly-owned special purpose acquisition subsidiary, all issued and outstanding equity interests of Butler Group Holdings, Inc., a Delaware corporation (the “Target”), which indirectly owns all issued and outstanding equity interests of ABILITY Network Inc., a Delaware corporation (“ABILITY”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).
You have further advised us that, in connection therewith, the Borrower will obtain the senior secured credit facilities (the “Facilities”) described in the Term Sheet, in an aggregate principal amount of $1,080,000,000.
1.    Commitments.
In connection with the foregoing, MSSF is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms and subject only to the conditions set forth in Exhibit B to this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”).
2.    Titles and Roles.
You hereby appoint (a) MSSF to act, and MSSF hereby agrees to act, as a bookrunner and a lead arranger for the Facilities, and (b) MSSF to act, and MSSF hereby agrees to act, as sole administrative agent for the Facilities and sole collateral agent for the Facilities, in each case subject to the terms set forth or referred to in this Commitment Letter. MSSF, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that MSSF will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with obtaining commitments with respect to the Facilities, unless you and we shall so agree.

You may, on or prior to the date that is 10 business days after the date of this Commitment Letter, appoint, with up to 50% of the economics and commitment amounts for the Facilities in the aggregate, up to three additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, in each case together with any of its affiliates performing any such role or undertaking a commitment with respect to the Facilities, an “Additional Committing Lender”, together with MSSF, the “Commitment Parties”) or confer other titles in respect of any Facility in a manner and with economics determined by you in consultation with MSSF (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of any Facility, (x) each such Additional Committing Lender will assume a portion of the commitments of each Facility that is no less than pro rata to the percentage of economics allocated to such Additional Committing Lender (and MSSF’s commitments with respect to such portion will be reduced ratably) and (y) the economics allocated to the Additional Committed Lenders in respect of the relevant Facilities will be reduced ratably by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and MSSF may agree and (ii) in no event shall (A) any Additional Committing Lender receive economics with respect to any Facility greater than that received by MSSF, or (B) MSSF be entitled to less than 50% of the economics of any of the Facilities.
3.    Syndication.
MSSF reserves the right, prior to and/or after the execution of definitive documentation for the Facilities (the “Facilities Documentation”), to syndicate all or a portion of MSSF’s commitment with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with MSSF, the “Lenders”) reasonably acceptable to you; provided that Lenders shall not include Disqualified Institutions. For purposes of this Engagement Letter, “Disqualified Institutions” shall mean (a) those persons that are competitors of the Borrower, the Target or any of their respective subsidiaries to the extent identified by the Borrower to the Lead Arrangers or the Administrative Agent by name in writing from time to time, (b) those banks, financial institutions and other persons separately identified by name by the Borrower to the Lead Arrangers in writing on or before the date hereof (or identified in writing after the date hereof and prior to the launch of the general syndication of the Credit Facilities, if the disqualification of such person is reasonably acceptable to the Lead Arrangers) or (c) in the case of clauses (a) or (b), any of their respective affiliates (other than affiliates that are bona fide debt funds primarily engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to such bank, financial institution, other person or competitor, as applicable, or any of its affiliates) that are (x) clearly identifiable as affiliates solely on the basis of their name (provided that neither the Lead Arrangers nor the Administrative Agent shall have any obligation to carry out due diligence in order to identify such affiliates) or (y) identified by name by the Borrower to the Lead Arrangers or Administrative Agent in writing from time to time; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Credit Facilities to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.
We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us (and to use your commercially reasonable efforts to cause the Target to actively assist us) in completing a syndication that is reasonably satisfactory to you and us. Such assistance shall include (a) (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent provided pursuant to the Merger Agreement, the existing lending and investment banking relationships of ABILITY and (ii) direct contact between senior management, representatives and advisors of you and the Borrower (and your using commercially reasonable efforts, consistent with the terms of the Merger Agreement, to cause direct contact between senior management, representatives and advisors of ABILITY) and the proposed Lenders, (b) assistance by you (and your using commercially reasonable efforts, consistent with the terms of the Merger Agreement, to cause ABILITY to assist) in the preparation of a Confidential Information Memorandum for each of the Facilities and other customary marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (c) your providing or causing to be provided a detailed business plan or projections of the Borrower and its subsidiaries (including ABILITY) for the years 2018 through 2025 and for the eight quarters beginning with the second quarter of the Borrower’s fiscal year 2018, in each case in a form reasonably satisfactory to MSSF, (d) your using commercially reasonable efforts to obtain, prior to the launch of the syndication, a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower pro forma after giving effect to the Transactions, and public ratings for each of the Facilities from each of S&P and Moody’s (the “Ratings”) and (e) the hosting, with MSSF, of one or more meetings of prospective Lenders at times and locations, and the number of such meetings, to be mutually agreed upon.
You agree, at the request of MSSF, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Borrower, ABILITY or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to MSSF, (i) a customary letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate customary letter in which you authorize distribution of Information Materials containing solely Public Lender Information and which includes customary language that will exculpate us and our affiliates with respect to any liability related to the use or misuse of the contents of the Public Lender Information or any related marketing materials. You acknowledge that, so long as copies of the following documents have been provided to you and your counsel for review a reasonable period of time in advance, copies of such documents may be distributed as Public Lender Information (unless you notify us promptly prior to their intended distribution that any such document contains Private Lender Information): (1) drafts and final Facilities Documentation, including term sheets; (2) administrative materials prepared by MSSF for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Facilities. You also agree to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e. lenders that do not wish to receive material non-public information with respect to the Borrower or its affiliates), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or any of its affiliates or any of their respective securities for the purpose of United States federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”).

MSSF will manage all aspects of any syndication in consultation with you, and subject to your consent rights, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist MSSF in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Target promptly to provide) to MSSF all information with respect to you, ABILITY and your respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and Projections (as defined below), as MSSF may reasonably request.

Any term or provision of this Commitment  Letter to the contrary notwithstanding, none of the Commitment Parties shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Facilities on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Facilities on the Closing Date. Subject to (and without limiting) the foregoing sentence, any term or provision of this Commitment  Letter to the contrary notwithstanding, but without limiting your obligations to assist with syndication efforts as set forth in this Section 3, we agree that we will not be released from any of our commitments hereunder in connection with any such syndication or assignment to any Lender unless (a) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld or delayed) and (ii) any such Lender has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Facilities (in which case our commitments hereunder in respect of the Facilities shall be reduced ratably at such time by an amount equal to the commitment assumed by such Lender) or (b) such Lender shall have entered into the applicable Facilities Documentation and funded the portion of the Facilities required to be funded by it on the Closing Date.
4.    Information.
You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all information other than the Projections and information of a general economic or industry specific nature (the “Information”) that has been or will be made available to MSSF by you or on your behalf by any of your representatives in connection with the transactions contemplated hereby, taken as a whole is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) any financial projections or other forward-looking information (the “Projections”) that have been or will be made available to MSSF by you or on your behalf by any of your representatives in connection with the transactions contemplated hereby, have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to MSSF (it being recognized by MSSF that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material). You agree that if at any time prior to the later of (i) the closing of the Facilities and (ii) the completion of a successful syndication of the Facilities, you become aware that any of the representations or warranties set forth above in this Section 4 are incorrect, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representation and warranty is correct, in all material respects, under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
5.    Fees.
As consideration for MSSF’s commitments hereunder, you agree to pay or cause to be paid to MSSF the fees set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).
6.    Conditions Precedent.
MSSF’s commitments hereunder, and our agreements to perform the services described herein, are subject solely to the conditions set forth in Exhibit B hereto, and upon the satisfaction (or waiver by MSSF) of such conditions, the initial funding of the Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation, other than those that are expressly stated or referred to in this Section 6.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letter or the Facilities Documentation to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by the Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement, or the right to decline to consummate the Acquisition, as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the applicable Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in Exhibit B to this Commitment Letter are satisfied (it being understood that to the extent any security interest in any Collateral required to be granted pursuant to the Facilities Documentation (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, or the delivery of certificates evidencing equity interests; provided that any such certificated equity interests with respect to subsidiaries of the Target will be required to be delivered on the Closing Date only to the extent received from the Target after your use of commercially reasonable efforts to obtain such certificates) is not provided on the Closing Date, as applicable, after your use of commercially reasonable efforts to do so, then the provision of any such perfected security interest shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably).  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence, power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Facilities Documentation; the enforceability of such documentation; Federal Reserve margin regulations; the PATRIOT Act; OFAC; use of proceeds not in violation of the FCPA; the Investment Company Act; no conflicts between the terms of the Facilities Documentation and applicable law (other than any such conflicts that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, as such term is defined in the Merger Agreement); or applicable organization documents or other financing agreements relating to the incurrence of debt for borrowed money of the Borrower, status of the Facilities and the guarantees thereof as senior debt (to the extent applicable), solvency of the Borrower and its subsidiaries on a consolidated basis (such representation with respect to solvency to be substantially identical to that set forth in the Solvency Certificate attached as Exhibit C to the Commitment Letter (the “Solvency Certificate”)), and,

subject to the limitations set forth in the prior sentence, creation, validity and perfection of security interests. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

7.    Indemnification; Expenses.
You agree (a) to indemnify and hold harmless MSSF and their respective officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Target or any of its affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable and documented legal or other expenses of one firm of counsel for all Indemnified Persons (and (x) if necessary, one firm of local counsel in each relevant jurisdiction and (y) solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for all affected Indemnified Persons together) incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) arising out of, or in connection with, any claim, litigation, investigation or proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any claim, litigation, investigation or proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under any of the Facilities or (iii) a material breach in bad faith by such Indemnified Person of its obligations hereunder pursuant to a claim initiated by you, (b) if the Closing Date occurs to reimburse MSSF from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of MSSF’s due diligence investigation, syndication expenses, travel expenses and fees, and disbursements and other charges of one firm of counsel (and if necessary, one firm of local counsel in each relevant jurisdiction)), incurred in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any ancillary documents and security arrangements in connection therewith and (c) to reimburse MSSF from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, travel expenses and fees, and disbursements and other charges of counsel), incurred in connection with the enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any ancillary documents and security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, neither you, any of your affiliates or representatives nor any Indemnified Person shall have any liability for any special, indirect, consequential or punitive, damages.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
You acknowledge that MSSF may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Consistent with MSSF’s policy to hold in confidence the affairs of its customers, MSSF will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and MSSF is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether MSSF has advised or is advising you on other matters, (b) MSSF, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of MSSF in connection with any of the transactions contemplated by this Commitment Letter, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that MSSF is engaged in a broad range of transactions that may involve interests that differ from your interests and that MSSF has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship in connection with any of the transactions contemplated by this Commitment Letter and (e) you waive, to the fullest extent permitted by law, any claims you may have against MSSF for breach of fiduciary duty or alleged breach of fiduciary duty and agree that MSSF shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter. Additionally, you acknowledge and agree that MSSF is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and MSSF shall have no responsibility or liability to you with respect thereto. Any review by MSSF of the Borrower and its affiliates, the Target and its affiliates, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of MSSF and shall not be on behalf of you or any of your affiliates.
You further acknowledge that MSSF is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, MSSF may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Borrower, the Target and other companies with which you, the Borrower or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by MSSF or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
9.    Assignments; Amendments; Governing Law, Etc.
This Commitment Letter shall not be assignable by you without the prior written consent of MSSF (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Subject in all respects to the last paragraph of Section 3 above and the confidentiality provisions set forth in Section 12 below, any and all obligations of, and services to be provided by, MSSF hereunder may be performed and any and all rights of MSSF hereunder may be exercised by or through any of its affiliates or branches and, in connection with such performance or exercise, MSSF may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to MSSF hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by MSSF and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that MSSF shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of MSSF (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence or willful misconduct). With your prior written consent (not to be unreasonably withheld or delayed), MSSF may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of MSSF. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” and whether or not a Material Adverse Effect has occurred, (b) the determination of the accuracy of any Merger Agreement Representations and whether as a result of any inaccuracy thereof you have (or any of your assignees under the Merger Agreement has) a right to terminate your or their obligations thereunder or to not consummate the Acquisition and (c) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
10.    Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York

State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.
11.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
12.    Confidentiality.
You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of MSSF (which may be provided by electronic means) (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your affiliates and your Related Parties (as defined below), controlling persons or equity holders and to actual and potential co-investors, in each case, on a confidential basis, (b) to any ratings agency in connection with the Acquisition or the Facilities, (c) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligation owing to us (including those set forth in this paragraph), or (d) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including this Commitment Letter (but not the Fee Letter, other than the aggregate fee amount, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner, unless an unredacted version is specifically requested or required by the Securities and Exchange Commission, in which case an unredacted version may be provided), including, without limitation, any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filings relating to the Acquisition) or compulsory legal process or as requested by a governmental authority and/or regulatory authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letter or the contents thereof) to the Target (including any shareholder representative), its subsidiaries and their respective Related Parties, controlling persons or equity holders, on a confidential basis, (ii) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet (and the other exhibits and attachments hereto) and the contents thereof (together with the results of the exercise of any “market flex” provisions in the Fee Letter and the aggregate amount of fees payable under the Fee Letter as part of Projections, pro forma information and a generic disclosure of aggregate sources and uses), to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities, (iv) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the Fee Letter in connection with the enforcement of your rights hereunder and thereunder, (v) if the fee amounts payable pursuant to the Fee

Letter, and the economic terms of the “market flex” provisions in the Fee Letter, have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to the Target (including any shareholder representative), its subsidiaries and their respective Related Parties, controlling persons or equity holders, on a confidential basis; provided that after the execution of this Commitment Letter by you, the Fee Letter and contents thereof may be disclosed to the Target, its subsidiaries and their respective Related Parties, controlling persons or equity holders, on a confidential basis, and (vi) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to any potential additional lead arranger or additional joint bookrunner, in either case to the extent in contemplation of appointing such person pursuant to Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective Related Parties, controlling persons and equity holders, in each case, on a confidential basis. The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.
Each Commitment Party and its affiliates will use all non-public information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority), to the extent not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party, any of its affiliates or any of its or their Related Parties in violation of any confidentiality obligations (including those set forth in this paragraph) owing to you or any of your affiliates or any of your or their Related Parties, (d) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or any of your or their Related Parties, (e) to the extent that such information is independently developed by such Commitment Party or any of its affiliates without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to such Commitment Party’s affiliates and managed funds and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (such Persons, “Related Parties”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice and who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with such Commitment Party, to the extent such person’s compliance with this paragraph is within its control, being responsible for such compliance), (g) to prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries under any Facility, (h) for purposes of establishing a due diligence defense in any legal proceedings, or (i) as is necessary or advisable in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter or the Fee Letter; provided that the disclosure of any such information pursuant to clause (g) above shall be made subject to the acknowledgement and acceptance by such recipient that such information is being disseminated on a confidential basis in accordance with the standard syndication process of MSSF or market standards for dissemination of such types of information, which may require “click-through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof. In no event shall any disclosure of information referred to above be made to any Disqualified Institution. It is understood and agreed that no Commitment Party may advertise or promote its role in arranging or providing any portion of any Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without your prior written consent (which consent shall not be unreasonably withheld or delayed).
13.    Surviving Provisions.
The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the MSSF’s commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation and to the syndication of the Facilities (which shall remain in full force and effect), shall, to the extent covered by the Facilities Documentation, automatically terminate and be superseded by the applicable provisions contained in the Facilities Documentation upon the occurrence of the Closing Date.
14.    PATRIOT Act Notification.
MSSF hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), MSSF and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow MSSF or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to MSSF and each Lender. You hereby acknowledge and agree that MSSF shall be permitted to share any or all such information with the Lenders.
15.    Acceptance and Termination.
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on March 13, 2018. MSSF’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that MSSF has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on MSSF only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on July 6, 2018, as extended to the first Business Day following the final date of the Marketing Period, if the Marketing Period has commenced and the first Business Day following the final day of the Marketing Period would be after such date (or such earlier date on which the Merger Agreement is terminated by you in accordance with its terms and you publicly announce your intention not to proceed with the Acquisition), then this Commitment Letter and MSSF’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless MSSF shall, in its discretion, agree to an extension.
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MSSF is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.
Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By    /s/ Jonathan Rauen
Name: Jonathan Rauen
Title: Executive Director, Leveraged Finance

Accepted and agreed to as of
the date first above written:
INOVALON HOLDINGS, INC.
By    /s/ Keith R. Dunleavy, M.D.
Name: Keith R. Dunleavy, M.D.
Title: Chief Executive Officer

CONFIDENTIAL
EXHIBIT A

Project New Heights
$1,080,000,000 Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

	Borrower:	Inovalon Holdings, Inc., a Delaware corporation (the “Borrower”).
Transactions:
The Borrower intends to acquire (the “Acquisition”) all issued and outstanding capital stock of Butler Group Holdings, Inc., a Delaware corporation (the “Target”), which indirectly owns all issued and outstanding equity interests of ABILITY Network Inc., a Delaware corporation (“ABILITY”), pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into among the Borrower, an acquisition subsidiary formed by the Borrower for purposes of completing such Acquisition, the Target and a stockholder representative representing the stockholders of the Target. In connection with the Acquisition, (a) the Borrower will acquire all issued and outstanding capital stock of the Target, (b) the Borrower will obtain the senior secured credit facilities described below under the caption “Facilities”, (c) certain of the existing indebtedness of the Target and its subsidiaries outstanding as of the Closing Date and set forth on Annex II hereto (the “Existing Debt”) shall be repaid and (d) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:
Morgan Stanley Senior Funding, Inc. (“MSSF”), will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with MSSF, the “Lenders”), and will perform the duties customarily associated with such role.

	Collateral Agent:	MSSF (in such capacity, the “Collateral Agent”).
Bookrunners and Lead Arrangers:
MSSF will act as a bookrunner and lead arranger for the Facilities described below (collectively, in such capacities, the “Lead Arranger”, and, together with the Additional Committing Lenders or their respective affiliates acting as additional arrangers pursuant to the Commitment Letter, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

	Syndication Agent:	At the option of the Lead Arrangers, one or more financial institutions identified by the Lead Arrangers and reasonably acceptable to the Borrower (in such capacity, the “Syndication Agent”).
	Documentation Agent:	At the option of the Lead Arrangers, one or more financial institutions identified by the Lead Arrangers and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent”).
Facilities:	(A)	A senior secured term loan facility in an aggregate principal amount of $980,000,000 (the “Term Facility” and the loans thereunder, the “Term Loans”).
(B)
A senior secured revolving credit facility in an aggregate principal amount of $100,000,000 (the “Revolving Facility” and, together with the Term Facility, the “Facilities” and the commitments under the Revolving Facility, the “Revolving Commitments”), which will include a subfacility for the issuance of up to $25,000,000 of letters of credit.

Incremental Term and Revolver:
The Borrower shall be entitled, subject to satisfaction of customary conditions, on one or more occasions to incur additional term loans (the “Additional Term Loans”) under the Term Facility or under a new term loan facility to be included in the Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as the “Incremental Facilities” and each an “Incremental Facility”) in an aggregate principal amount of up to the sum of:
(a) the greater of (i) $185,000,000 and (ii) an amount equal to 100% of EBITDA (defined below) of the Borrower calculated on a pro forma basis as of the most recently ended four consecutive fiscal quarter period for which financial statements have been delivered; plus
(b) an unlimited amount so long as, in the case of this clause (b), after giving effect to the relevant Incremental Facility, the Senior Secured Net Leverage Ratio (as defined below) does not exceed the Senior Secured Net Leverage Ratio as of the Closing Date, calculated on a pro forma basis, including the application of the proceeds thereof (with “netting” the cash proceeds of the applicable Incremental Facility to the Borrower), and in the case of any Incremental Revolving Facility, assuming a full drawing of such Incremental Revolving Facility; plus
(c) all voluntary prepayments of the Term Facility and voluntary prepayments of revolving loans to the extent accompanied by a permanent reduction of the revolving commitments made prior to such date of incurrence;
provided, that (i) any Incremental Revolving Facility shall be implemented as an increase in commitments in respect of the Revolving Facility and the terms of the Incremental Revolving Facility shall otherwise be identical to the Revolving Facility, (ii) no default or event of default exists or would exist after giving effect thereto, (provided that, in the case of any such Incremental Facility used to finance a permitted acquisition or an investment that in either case is not conditioned upon obtaining third-party financing and to the extent the lenders participating therein agree, this clause (ii) shall be limited to a payment or bankruptcy event of default and tested only at the time of the execution of the acquisition agreement related to such permitted acquisition or investment), (iii) the representations and warranties contained in the Facilities Documentation shall be true and correct in all material respects (provided that, in the case of any such Incremental Facility used to finance a permitted acquisition or an investment that in either case is not conditioned upon obtaining third-party financing and to the extent the lenders participating therein agree, this clause (iii) shall be subject only to Specified Representations), (iv) such Incremental Facilities shall have the same guarantees as, and be secured on a pari passu, equal and ratable, basis by the same collateral securing, the Facilities, (v) the maturity date of the Additional Term Loans shall be no earlier than the maturity date of the Term Facility, (vi) the average life to maturity of the Additional Term Loans shall be no shorter than the remaining average life to maturity of the Term Facility, (vii) all fees and expenses, if any, owing in respect of such increase to the Administrative Agent and the Lenders shall have been paid, (viii) each Incremental Term Facility shall be subject to a “most favored nation” pricing provision that ensures that the initial “yield” on the Incremental Term Facility does not exceed the “yield” at such time on the Term Facility by more than 50 basis points (with the determination of “yield” taking into account the applicable margin, upfront fees, any original issue discount and any LIBOR or ABR floors, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all lenders providing such Incremental Term Facility) and (ix) the other terms and documentation in respect thereof, to the extent not consistent with the Facilities, shall otherwise be reasonably satisfactory to the Administrative Agent. The Borrower may seek commitments in respect of Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the Administrative Agent’s consent (not to be unreasonably withheld) additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith.

Refinancing Facilities:
The Borrower shall have the right to refinance and/or replace the Term Loans (and loans and commitments under any Incremental Term Facility) in whole or in part with (x) one or more new term facilities (each, a “Refinancing Term Facility”) under the Facilities Documentation with the consent of the Borrower and the institutions providing such Refinancing Term Facility and/or (y) one or more series of notes or loans, in the case of each of clause (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Term Facility or Revolving Facility, as applicable, or be unsecured (such notes or loans, the “Refinancing Notes”); provided, that
(a) any Refinancing Term Facility or issue of Refinancing Notes that is pari passu or junior with respect to security shall be subject to a customary intercreditor agreement, the material terms of which shall be reasonably acceptable to the Administrative Agent and the Borrower,
(b) no Refinancing Term Facility or Refinancing Notes shall mature prior to the latest maturity date of the Term Facility being refinanced or replaced and no Refinancing Term Facility or Refinancing Notes shall have a shorter weighted average life than the Term Loans being refinanced or replaced,

(c) no Refinancing Revolving Facility shall mature (or require commitment reductions) prior to the maturity date of the loans or commitments being refinanced,
(d) any Refinancing Term Facility or issuance of Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto,

(e) if any such Refinancing Term Facility or issuance of Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral,
(f) if any such Refinancing Term Facility or issuance of Refinancing Notes is guaranteed, it shall not be guaranteed by any subsidiaries of the Borrower other than the Subsidiary Guarantors,
(g) the other terms and conditions (excluding those referenced in clauses (b) through (f) above) of such Refinancing Term Facility or issuance of Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Refinancing Term Facility or the holders of such Refinancing Notes than those applicable to the loans or commitments being refinancing or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant loans or commitments existing at the time of such refinancing or replacement) or such terms shall be current market terms for such type of indebtedness,
(h) except to the extent otherwise permitted under the Facilities Documentation, the aggregate principal amount of any Refinancing Term Facility or issuance of Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses, and
(i) no Refinancing Term Facility shall share more favorably than ratably in any mandatory prepayment of the Term Loans.

Purpose:	(A)
The proceeds of the Term Facility will be used by the Borrower, on the date of the initial borrowing under the Facilities (the “Closing Date”) solely (a) to pay the consideration for the Acquisition (the “Merger Consideration”), (b) to refinance the Existing Debt and (c) to pay the Transaction Costs.

	(B)	The proceeds of loans under the Revolving Facility will be used by the Borrower solely from time to time for general corporate purposes.
	(C)	Letters of credit will be used solely to support obligations incurred or imposed in the ordinary course of business by or upon the Borrower and its subsidiaries.
Availability:	(A)	The Term Facility will be available to be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.
(B)
Subject to a cap of $15,000,000 plus amounts necessary to fund flexed OID (if any, as contemplated by the Fee Letter), no additional loans under the Revolving Facility may be made on the Closing Date. Thereafter, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.
Up to an aggregate principal amount of $25,000,000 of the Revolving Facility shall be available for same-day borrowings at the Alternate Base Rate.

Interest Rates and Fees:		As set forth on Annex I hereto.
Default Rate:
The applicable interest rate plus 2.0% per annum will be paid on overdue principal and interest. Other overdue amounts shall bear interest at a rate equal to 2.0% per annum plus the rate applicable to “Base Rate” loans.

Letters of Credit:
Letters of credit under the Revolving Facility will be issued by MSSF and other Lenders (to be mutually agreed upon) under the Revolving Facility (each, an “Issuing Bank”); provided that each Issuing Bank (x) shall only be required to issue standby letters of credit and (y) shall only be required to issue letters of credit in accordance with its pro rata share of the Revolving Facility commitment. Each of the other Lenders under the Revolving Facility will purchase irrevocable and unconditional participations in each Letter of Credit on a pro rata basis relative to their respective percentage of the Revolving Facility commitment. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower no later than the following business day. To the extent that the Borrower does not reimburse the Issuing Bank by the following business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.
The issuance of all letters of credit shall be subject to the customary procedures of each Issuing Bank.

Final Maturity and Amortization:	(A)
Term Facility
The Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility (commencing on the last day of the first full fiscal quarter following the Closing Date) with the balance payable on the maturity date of the Term Facility.

	(B)	Revolving Facility The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.
Guarantees:
All obligations of the Borrower under the Facilities and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, the Lead Arrangers, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly-owned material restricted U.S. subsidiary of the Borrower (the “Subsidiary Guarantors” and together with the Borrower, the “Loan Parties”); provided that Subsidiary Guarantors shall not include (i) unrestricted subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner), (iii) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (iv) any direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (v) any CFC, (vi) any domestic subsidiary with no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries that are CFCs (a “Disregarded Domestic Person”), (vii) not-for-profit subsidiaries, (viii) any other subsidiary with respect to which the Borrower (in consultation with the Administrative Agent) has reasonably determined that the material adverse tax consequences of providing a guarantee shall be excessive relation to of the benefits to be obtained by the Lenders therefrom, and (ix) special purpose entities. In addition, the Facilities Documentation will contain carve outs for “non-ECP Guarantors”, consistent with the LSTA provisions.

Unrestricted Subsidiaries:
The Facilities Documentation will contain customary provisions pursuant to which, subject to limitations to be agreed (including customary limitations on investments, loans, advances and guarantees and pro forma compliance with a leverage test to be agreed) the Borrower will be permitted to designate any subsidiary as an “unrestricted subsidiary” and subsequently re-designate such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants, guarantee, security, or events of default and other provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for the purpose of determining compliance with the Financial Covenant or any other ratio test contained therein.

Security:
The Facilities, the Guarantees and (subject to customary limitations) any Hedging Arrangements will be secured by substantially all the assets of the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing).
Notwithstanding the foregoing, the Collateral will exclude (collectively, the “Excluded Assets”):

(a)    all leasehold real property,
(b)    all fee-owned real property with a fair market value (as reasonably estimated by the Borrower) of less than an amount to be mutually agreed,
(c)    interests in joint ventures and non-wholly-owned subsidiaries (i) which cannot be pledged without the consent of one or more third parties other than the Borrower or any of its subsidiaries (after giving effect to the Acquisition and any applicable anti-assignment provision of the UCC or other applicable law) and/or (ii) the pledge of which could give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party other than Holdings, the Borrower or any of their respective wholly-owned subsidiaries,
(d)    the capital stock of (i) captive insurance subsidiaries, (ii) not-for-profit subsidiaries, (iii) special purpose entities used for permitted securitization facilities and/or (iv) Unrestricted Subsidiaries,
(e)    margin stock,
(f)    assets the grant or perfection of a security interest in which would result in material and adverse tax consequence as reasonably determined by the Borrower, written notice of which determination is provided by the Borrower to the Agent,
(g)    any property or asset the grant or perfection of a security interest in which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other applicable law notwithstanding such consent or restriction,

(h)    any “intent-to-use” trademark application prior to the filing of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law,
(i)    commercial tort claims below a threshold to be agreed,
(j)    Tax and Trust Funds,
(k)    any lease, license or agreement or any property subject to a purchase money security interest, capital lease or a similar arrangement permitted by the Facilities Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or trigger a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law,
(l)    other exceptions to be agreed consistent with the Borrower’s existing credit facility or otherwise reasonably satisfactory to the Agent and the Borrower.
“Tax and Trust Funds” means cash, cash equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of the employees of the Borrower and its subsidiaries, (b) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (c) any other funds which the Borrower or any of its subsidiaries hold in trust or as an escrow or fiduciary for another person which is not a Loan Party in the ordinary course of business.

Mandatory Prepayments:
Loans under the Term Facility shall be prepaid with (a) 50% of annual Excess Cash Flow (to be defined) (beginning with the first full fiscal year commencing after the Closing Date), with step downs to 25% at a First Lien Net Leverage Ratio that is 0.75:1.00 lower than the First Lien Net Leverage Ratio as of the Closing Date and 0% at a First Lien Net Leverage Ratio that is 1.50:1.00 lower than the First Lien Net Leverage Ratio as of the Closing Date, of the Borrower (with a dollar-for-dollar credit for optional prepayments of the Term Facility and optional prepayments of the Revolving Loans to the extent accompanied by commitment reductions), (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including proceeds from the sale of equity securities of any subsidiary of the Borrower and insurance and condemnation proceeds) subject to customary exceptions and thresholds, to the extent such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within twelve months after the date of receipt of such proceeds and, if so committed to be reinvested, reinvested no later than 180 days after the end of such twelve month period and (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its subsidiaries (other than indebtedness permitted to be incurred under the Facilities).
The above-described mandatory prepayments shall be applied, without premium or penalty, to the remaining amortization payments under the Term Facility in direct order of maturity.
Lenders may elect not to accept any mandatory prepayment made pursuant to clause (a) or (b) (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and shall increase the Available Amount Basket (as defined below).
The “First Lien Net Leverage Ratio” means the ratio of (i) debt for borrowed money of the Borrower and its restricted subsidiaries that is secured on a first-priority basis (calculated net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) to (ii) trailing four-quarter EBITDA (as defined below).
The “Senior Secured Net Leverage Ratio” means the ratio of (i) debt for borrowed money of the Borrower and its restricted subsidiaries that is secured by the Collateral (calculated net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) to (ii) trailing four-quarter EBITDA.
The “Total Net Leverage Ratio” means the ratio of (i) debt for borrowed money of the Borrower and its restricted subsidiaries (calculated net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) to (ii) trailing four-quarter EBITDA.
Undrawn letters of credit shall not constitute debt for purposes of calculating the First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio.
“EBITDA” is to be defined in a manner to be mutually agreed and in any event (x) to exclude mark-to-market loss charges that may result from permitted hedging activity and (y) with add-backs to include, without limitation and without duplication, the following:
i.    expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transactions (a) set forth in the Projections and (b) projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken and which are expected to be realized (in the good faith determination of the Borrower) within 18 months after the Closing Date, which are factually supportable;
ii.    expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to mergers and other business combinations, acquisitions, divestitures, restructuring, cost savings initiatives which are factually supportable and other similar initiatives and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken and which are expected to be realized (in the good faith determination of the Borrower) within 18 months after such transaction or initiative is consummated;
iii.    non-cash losses, charges and expenses (including non-cash compensation charges and asset impairment charges, such as residual fixed assets, unamortized intangible assets and goodwill);
iv.    extraordinary, unusual or non-recurring losses, charges and expenses;
v.    cash restructuring and related charges and business optimization expenses;
vi.    unrealized gains and losses due to foreign exchange adjustments (including, without limitation, losses and expenses in connection with currency and exchange rate fluctuations);

vii.    costs and expenses in connection with the Transaction;
viii.    expenses or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence of permitted indebtedness (whether or not consummated), including non-operating or non-recurring professional fees, costs and expenses related thereto;
ix.    interest, taxes, amortization and depreciation; and
x.    losses from discontinued operations.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the commitments under the Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (except as set forth below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied in direct order to the remaining amortization payments under the Term Facility.
Notwithstanding the foregoing, prepayments (or amendments) of the Term Facility prior to the date that is six months after the Closing Date in connection with a Repricing Transaction (as defined below) shall be accompanied by a premium equal to 1.00% of the amount of the Term Facility so prepaid (or amended).
As used herein “Repricing Transaction” means the prepayment or refinancing of all or any portion of the Term Facility concurrently with the incurrence by the Borrower of any other indebtedness having a lower cost financing than, or any amendment to the Term Facility that has the effect of reducing the interest rate margin then applicable to, the Term Facility (including any mandatory assignment in connection therewith) other than in connection with a change of control or any transformative acquisition (to be defined).

Representations and Warranties:
Limited to the following, in each case with respect to the Borrower and its restricted subsidiaries: corporate status; legal, valid and binding documentation; no governmental consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change after the Closing Date; ities, litigation and investigations; no violation of, or conflicts with, other debt agreements or instruments; compliance with laws (including the PATRIOT Act, ERISA, margin regulations, environmental laws, OFAC, laws applicable to sanctioned persons and the Foreign Corrupt Practices Act); payment of taxes; ownership of properties; intellectual property; inapplicability of the Investment Company Act; solvency on a consolidated basis on the Closing Date; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Initial Borrowing:	Limited to the conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit B thereto.

Conditions Precedent to All Borrowings after the Closing Date:
Delivery of notice, accuracy of representations and warranties (subject, in the case of the initial borrowing under the Facilities, to the Limited Conditionality Provisions), compliance with the Financial Covenant on a pro forma basis and absence of defaults.

Affirmative Covenants:
Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): maintenance of corporate existence and rights; performance of obligations; delivery of audited annual consolidated financial statements within 90 days after the end of any fiscal year and quarterly unaudited consolidated financial statements within 45 days after the end of the first three fiscal quarters of any fiscal year and other customary information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of customary insurance; use of commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc.(“Moody’s”), in each case with respect to the Borrower, and a public rating of the Facilities by each of S&P and Moody’s; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

Negative Covenants:
Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments (to include, among other exceptions, the ability to make restricted payments (a) subject to no event of default and pro forma compliance with a Total Net Leverage Ratio of not greater than 4.00:1.00, (b) using the Available Amount Basket (as defined below), subject to no event of default and, solely in the case of the Builder Basket (as defined below), a pro forma Total Net Leverage Ratio of not greater than the Total Net Leverage Ratio as of the Closing Date); limitations on prepayments, redemptions and repurchases of Junior Debt (to be defined) (to include, among other exceptions, the ability to make prepayments, redemptions and repurchases of Junior Debt (a) subject to no event of default and pro forma compliance with a Total Net Leverage Ratio of not greater than 5.00:1.00, (b) using the Available Amount Basket (as defined below), subject to no event of default and, solely in the case of the Builder Basket, a pro forma Total Net Leverage Ratio of not greater than the Total Net Leverage Ratio as of the Closing Date); limitations on liens and sale-leaseback transactions; limitations on loans and investments (to include, among other exceptions, the (a) ability to make investments subject to no event of default and pro forma compliance with a 5.00:1.00 Total Net Leverage Ratio, (b) Permitted Acquisitions (as defined below) and (c) investments using the Available Amount Basket subject to no event of default and, solely in the case of the Builder Basket, a pro forma Total Net Leverage Ratio of not greater than the Total Net Leverage Ratio as of the Closing Date); limitations on debt, guarantees and hedging arrangements (other than hedging arrangements for non-speculative purposes) (to include, among other exceptions, the ability to incur any unsecured or, subject to the liens covenant, junior secured indebtedness subject to pro forma compliance with a 5.00:1.00 Total Net Leverage Ratio); limitations on mergers, acquisitions and asset sales (to include, among other exceptions, exceptions for dispositions of any assets on an unlimited basis for fair market value so long as at least 75% of the consideration for such dispositions in excess of a threshold amount consists of cash or cash equivalents and the proceeds thereof are applied in accordance with the mandatory prepayment provisions (including the reinvestment provisions)); limitations on transactions with affiliates; limitations on material changes in business conducted by the Borrower and its restricted subsidiaries; limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; and limitations on amendments of junior debt agreements.
Certain monetary baskets in the negative covenants will include basket builders based on a percentage of Consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket. In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) $75,000,000 (the “Starter Basket”) plus (b) the retained portion of excess cash flow (the “Builder Basket”) plus (c) the Declined Amounts plus (d) the cash proceeds of new equity issuances of the Borrower (other than disqualified stock), plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (not to exceed the amount of such investments) or otherwise received from an unrestricted subsidiary (including the net proceeds of any sale, or issuance of stock, of an unrestricted subsidiary) designated using the Available Amount Basket, plus (f) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the lesser of (i) the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary). The Available Amount Basket may be used for investments, restricted payments and the prepayment, repurchase or redemption of junior debt.
The Borrower or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all of the assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any person  (each, a “Permitted Acquisition”) so long as (a) at the time of execution of the applicable acquisition agreement, no event of default has occurred and is continuing, (b) the acquired company or assets are in the same or a generally related or ancillary line of business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantors” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries”) will become Subsidiary Guarantors and pledge their Collateral to the Administrative Agent. Permitted Acquisitions of entities that do not become Subsidiary Guarantors and made with the proceeds of any consideration provided by the Borrower or a Subsidiary Guarantor will be limited to an amount equal to the greater of an amount to be agreed and an equivalent percentage of consolidated LTM EBITDA.
Financial Covenant:
(A) Term Facility: None
(B) Revolving Facility: A maximum First Lien Net Leverage Ratio of 7.00:1.00; provided that such covenant shall not be in effect at any time that the Revolving Facility is unused, other than for fully cash collateralized letters of credit; provided, further, that such covenant shall be tested, on a pro forma basis, on the date of each borrowing under the Revolving Facility.  The covenant described in this paragraph is referred to herein as the “Financial Covenant”.
For purposes of determining compliance with the Financial Covenant, any cash equity contribution made to the Borrower on or after the last day of any fiscal quarter and prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) during the life of the Facilities there shall be no more than four Specified Equity Contributions in the aggregate, (c) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause the Borrower to be in compliance with such Financial Covenant, (d) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the Facilities Documentation, (e) the proceeds of any such Specified Equity Contribution shall have been contributed to the Borrower as cash equity, and (f) the Specified Equity Contribution shall not result in a pro forma reduction in indebtedness for purposes of calculating the Financial Covenant.

Events of Default:
Limited to the following (relating to the Borrower and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon)): nonpayment of principal; non-payment of interest or other amounts with a five business day grace period; violation of covenants (subject, in the case of affirmative covenants, to a grace period of 30 days following written notice from the Administrative Agent (other than in respect of maintenance of the Borrower’s existence and notices of default)) (provided that any breach of the Financial Covenant shall not constitute a default with respect to the Term Facility unless, at the time of such breach, loans were outstanding under the Revolving Facility, and such loans have been accelerated or the commitments under the Revolving Facility have been terminated by the lenders under the Revolving Facility); incorrectness of representations and warranties in any material respect; cross-“event of default” and cross acceleration; customary bankruptcy and insolvency events; material monetary judgments; material ERISA events; actual or asserted invalidity of Guarantees or security documents; and Change of Control (to be defined).

Voting:
Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities (the “Required Lenders”), except that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest, fees or reimbursement obligations payable to such Lender, and (iii) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender or of the scheduled date for payment to such Lender of any interest or fees or any reimbursement obligation, (b) the consent of each Lender shall be required with respect to (i) modification to voting requirements or percentages, (ii) modification to certain provisions requiring the pro rata treatment of lenders, and (iii) releases of all or substantially all of the Subsidiary Guarantors from their guaranty obligations, or all or substantially all of the Collateral and (c) the consent of the Issuing Bank shall be required with respect to amendments and waivers affecting its rights or duties; provided that amendments, waivers and consents in respect of the Financial Covenant shall only require the consent of Lenders under the Revolving Facility holding more than 50% of the aggregate commitments thereunder.
The Facilities Documentation shall contain customary “yank-a-bank” provisions.

Notwithstanding anything to the contrary set forth herein, the Facilities shall provide that the Borrower may at any time and from time to time request that all or a portion of:
(a) any Loans under the Term Facility be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans under the Term Facility which have been so converted, “Extended Senior Term Loans”), and upon such request of the Borrower, any individual Lender under the Term Facility shall have the right to agree to extend the maturity date of its outstanding Term Loans without the consent of any other lender under the Term Facility; provided that all such requests shall be made pro rata to all lenders under the Term Facility. The terms of the Extended Senior Term Loans shall be substantially similar to the existing loans except for interest rates, fees, amortization (provided that the Extended Senior Term Loans shall not have a weighted average life to maturity shorter than the weighted average life to maturity of the Term Loans being converted), final maturity date, provisions requiring mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Senior Term Loans, provisions permitting the Borrower to direct voluntary prepayments first to the non-extended loans prior to being applied to Extended Senior Term Loans, and certain other customary provisions to be agreed; and
(b) the commitments under the Revolving Facility may be extended (any such commitments under the Revolving Facility which have been so extended, “Extended Revolving Commitments”), and upon such request of the Borrower, any individual lender under the Revolving Facility shall have the right to agree to extend the maturity date of its commitments under the Revolving Facility without the consent of any other lender under the Facilities; provided that all such requests shall be made pro rata to all lenders with commitments under the Revolving Facility. The terms of the Extended Revolving Commitments shall be substantially similar to the Revolving Facility, except for interest rates, fees, final maturity date and certain other customary provisions to be agreed.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III).
Assignments and Participations:
The Lenders will be permitted to assign all or a portion of their loans and/or commitments under the Term Facility and the Revolving Facility to any person (other than to (a) any Disqualified Institution, (b) any natural person and (c) except as otherwise provided herein, the Borrower or any affiliate thereof) with the consent of (i) the Borrower (not to be unreasonably withheld) and (ii) in the case of loans and/or commitments under the Revolving Facility only, each Issuing Bank, unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an Approved Fund (to be defined) of a Lender; provided that such consent of the Borrower shall be deemed to have been given if the Borrower has not responded within five business days of a request for such consent. All assignments will also require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the Facilities.
The Lenders will be permitted to sell participations in loans and commitments without restriction (other than to any Disqualified Institution). Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions or forgiveness of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of, or the date for payment of interest or fees on, the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.
The list of Disqualified Institutions (other than affiliates identifiable by name referred to in the definition of “Disqualified Institutions”) shall be made available by the Administrative Agent to any Lender who specifically requests a copy thereof.
The Facilities Documentation shall provide that Term Loans may be purchased by and assigned to (x) any Non-Debt Fund Affiliate (as defined below) and/or (y) the Borrower and/or any subsidiary of the Borrower (the persons in clauses (x) and (y) above collectively, “Affiliated Lenders”) on a non-pro rata basis through Dutch auctions open to all Lenders holding Term Loans, on a pro rata basis in accordance with customary procedures to be agreed and/or open market purchases, notwithstanding any consent requirements set forth above; provided, that:

(a) no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of MNPI with respect to the Borrower and/or any subsidiary thereof and/or any of their respective securities,
(b) Term Loans owned or held by Affiliated Lenders shall be (i) disregarded in the determination of any Required Lender vote (and such Term Loans shall be deemed to be voted pro rata to the non-Affiliated Lenders) and (ii) voted by the Administrative Agent in its discretion in connection with any plan of reorganization in an insolvency proceeding unless such plan effects the holder thereof, in its capacity as such, in a disproportionately adverse manner relative to the treatment of other Lenders,
(c) Term Loans owned or held by Affiliated Lenders shall not, in the aggregate, exceed 25% of the aggregate outstanding Term Facility at any time (after giving effect to any substantially simultaneous cancellations thereof),
(d) no Affiliated Lender, solely in its capacity as such, shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information,
(e) in the case of any Dutch auction or open market purchase conducted by Holdings, the Borrower or any of their subsidiaries, no event of default shall be continuing at the time of acceptance of bids for the relevant Dutch auction or the confirmation of such open market purchase,
(f) any Term Loans acquired by the Borrower or any of their subsidiaries shall be promptly cancelled, and
(g) the relevant Affiliated Lender shall identify itself as such prior to such assignment.
Notwithstanding the foregoing, (a) the Facilities Documentation shall permit (but not require) any Non-Debt Fund Affiliate to contribute any assigned Term Loans to the Borrower or any their subsidiaries for purposes of cancelling such Term Loans, (b) each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders or the vote of all Lenders directly and adversely affected thereby and (c) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.
“Non-Debt Fund Affiliate” means any affiliate of the Borrower (other than the Borrower or any subsidiary of the Borrower).

Defaulting Lenders:
If any Lender becomes a defaulting lender, then the letter of credit exposure of such defaulting lender will automatically (subject to conditions to be agreed) be reallocated among the non-defaulting lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such defaulting lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit (or to extend, renew or amend existing letters of credit) to the extent letter of credit exposure would exceed the commitments of the non-defaulting lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Expenses and Indemnification:
The Borrower will indemnify the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Lenders, the Issuing Bank, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel to all Indemnified Persons (and (x) if necessary, one firm of local counsel in each relevant jurisdiction and (y) solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for all affected Indemnified Persons together)) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Target or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its gross negligence or willful misconduct, (ii) relating to disputes between and among Indemnified Persons (other than disputes involving claims against the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent or the Documentation Agent in their respective capacities as such) or (iii) a material breach in bad faith by such Indemnified Person of its obligations hereunder pursuant to a claim initiated by you. In addition, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, and the Issuing Bank in connection with the syndication of the Facilities, the preparation and administration of the Facilities Documentation, and amendments, modifications and waivers thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (in the case of legal fees and expenses, limited to the reasonable and documented fees and out-of-pocket expenses of one primary counsel and, if necessary one local counsel in each material jurisdiction) of the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank and the Lenders for enforcement costs and documentary taxes associated with the Facilities.

Governing Law and Forum:	New York.
Counsel to Administrative Agent and Arranger:	Davis Polk & Wardwell LLP.

Interest Rates:
ANNEX I
to Exhibit A
The interest rates under the Facilities will be as follows:
Revolving Facility
At the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%. Following delivery of financial statements for the first full fiscal quarter after the Closing Date, such interest rates shall be subject to one stepdown to be agreed at a Senior Secured Net Leverage Ratio to be agreed
Term Facility
At the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%.
All Facilities
The Borrower may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings.
Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.
ABR is the Alternate Base Rate, which is the highest of (i) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (ii) the Federal Funds Effective Rate plus ½ of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0%.
Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 0.00% per annum.

Letter of Credit Fees:
A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 12.5 basis points per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

A-I-2

Commitment Fees:
0.375% per annum on the undrawn portion of the commitments in respect of the Facilities, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the actual number of days elapsed over a 360-day year Following delivery of financial statements for the first full fiscal quarter after the Closing Date, such commitment fee shall be subject to one stepdown to 0.25% per annum at a Senior Secured Net Leverage Ratio to be agreed.

Changes in Interest Rate Margins and Commitment Fees:
The Facilities Documentation will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least six full months after the Closing Date, and so long as no default shall have occurred and be continuing, interest rate margins and commitment fees under the Revolving Facility will be subject to change in increments to be agreed upon based upon performance goals to be agreed upon.

ANNEX II
to Exhibit A
Existing Debt
First Lien Credit Agreement, dated as of December 13, 2017, among ABILITY, ABILITY Network Holding Inc., the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and as collateral agent, providing for (i) initial term loans in an initial aggregate principal amount of $375,000,000, and (ii) a revolving credit facility in an initial aggregate principal committed amount of $20,000,000.
Second Lien Credit Agreement, dated as of December 13, 2017, among ABILITY, ABILITY Network Holding Inc., the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and as collateral agent, providing for term loans in an initial aggregate principal amount of $150,000,000.

EXHIBIT B

Project New Heights
$1,080,000,000 Senior Secured Credit Facilities
Summary of Additional Conditions Precedent1
The initial borrowing under each of the Facilities shall be subject to the satisfaction in all material respects (without duplication of any materiality qualifier set forth below), or waiver by the Lenders, of the following additional conditions precedent, subject to the Limited Conditionality Provisions:
1.The Acquisition and the other Transactions shall have been, or shall substantially concurrently with the initial funding of the Facilities be, consummated in all material respects in accordance with the terms of the Merger Agreement without any amendments, waivers or consents that are materially adverse to the interests of the Lenders or the Lead Arrangers for the Facilities without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Lead Arrangers (it being understood and agreed that any (a) decrease in the Merger Consideration (other than any decrease that is (x) less than 10% of the Merger Consideration as of the date hereof, (y) involves a reduction in an amount equal to such Merger Consideration decrease, on a pro rata basis, to the aggregate principal amount of the commitments in respect of the Term Facility, or (z) reduces the Term Facility commitment on a dollar-for-dollar basis) or (b) amendment or waiver of the definition of Material Adverse Effect (as defined in the Merger Agreement), will be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers). Any increase in the Merger Consideration will not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers.
2.All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the closing under the Facilities shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no third party indebtedness for borrowed money other than (a) the loans and other extensions of credit under the Facilities and (b) other limited indebtedness to be agreed upon.
3.Since December 31, 2017, there shall have been no Material Adverse Effect (as defined in the Merger Agreement).
4.On or prior to the Closing Date, the Administrative Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and ABILITY for the 2014, 2015, 2016 and 2017 fiscal years (such audited financial statements of ABILITY for the 2017 fiscal year being herein referred to as the “ABILITY 2017 Audited Financial Statements”), and  (b) a U.S. GAAP unaudited consolidated balance sheet and related statement of income, stockholders’ equity and cash flow of ABILITY for the 2017 fiscal year.
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1All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agent as defined in such Exhibit A.

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5.On or prior to the Closing Date, the Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 4 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting. The information described under this paragraph 5 and, with the exception of the ABILITY 2017 Audited Financial Statements, paragraph 4 above, together with other information customarily provided by the Borrower in connection with preparation of a confidential information memorandum (excluding the portions of a confidential information memorandum customarily provided by financing arrangers, and limited, in the case of information relating to the Target or any of its subsidiaries, to Required Information (as defined in the Merger Agreement)) shall be defined as the “Required Bank Information”; provided that, for the avoidance of doubt, the ABILITY 2017 Audited Financial Statements shall not be Required Bank Information for any purpose hereof, including paragraph 8 below.
6.On or prior to the Closing Date, the Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, in substantially the form attached hereto as Exhibit C, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.
7.[Reserved].
8.MSSF shall have been afforded a period (the “Marketing Period”) of at least 10 consecutive business days (ending no later than the business day immediately prior to the Closing Date) commencing upon receipt of the Required Bank Information, to syndicate the Term Facility; provided, that May 28, 2018 and July 4, 2018 shall not constitute business days for purposes of such 15 consecutive business day period. If at any time the Borrower in good faith reasonably believes that it has provided the Required Bank Information, it may deliver to MSSF a written notice to that effect (stating when the Borrower believes it completed such delivery), in which case the requirements in paragraphs 4 and 5 and this paragraph 8 will be deemed to have been satisfied as of the date of the applicable notice, unless MSSF in good faith reasonably believes the Borrower has not completed the delivery of the Required Bank Information and, within three (3) business days after the delivery of such notice by the Borrower, delivers a written notice to the Borrower to that effect (stating with specificity which Required Bank Information the Borrower has not delivered).
9.The Administrative Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested in writing by the Lead Arrangers at least ten (10) business days prior to the Closing Date.
10.Subject to (and without limitation of ) the Limited Conditionality Provisions, on or prior to the Closing Date, the Lead Arrangers shall have received (a) customary legal opinions, (b) customary closing certificates and corporate documents for the Loan Parties; (c) a customary borrowing notice and (d) resolutions or other evidence of authority for the Borrower. Subject to (and without limitation of) the Limited Conditionality Provisions, all documents and instruments

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required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (or, where applicable, the Borrower and the Guarantors shall have authorized the filing of financing statements under the Uniform Commercial Code) and, if applicable, be in proper form for filing.
11.All fees due to the Administrative Agent, the Lead Arrangers and the Lenders on the Closing Date pursuant to the Fee Letter shall have been, or shall substantially concurrently with the initial funding of the Facilities be, paid (or shall have been authorized to be deducted from the proceeds of the initial fundings under the Facilities), and all costs and expenses to be paid or reimbursed to the Administrative Agent and the Lead Arrangers that have been invoiced a reasonable period of time prior (and at least two (2) business days prior) to the Closing Date shall have been, or shall substantially concurrent with the initial funding of the Facilities be, paid (or shall have been authorized to be deducted from the proceeds of the initial fundings under the Facilities).

EXHIBIT C

Project New Heights
$1,080,000,000 Senior Secured Credit Facilities
Form of Solvency Certificate

Reference is made to the Credit Agreement, dated as of [____], 2018 (the “Credit Agreement”; unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement), among [____].
Solely in my capacity as the Chief Financial Officer of the Borrower and not my individual capacity (and without any personal liability), I hereby certify that, as of the date hereof, after giving effect to the application of the proceeds of the Loans as contemplated by the Credit Agreement:

1.
The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.
The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their consolidated business as contemplated on the date hereof.

4.
The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

5.
For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.
In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed financial statements (including the pro forma financial statements) referred to in Section [__] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of [__] (after giving effect to the application of the proceeds of the Loans as contemplated by the Credit Agreement), the Borrower’s and its subsidiaries’ consolidated financial condition.

7.
The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

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IN WITNESS WHEREOF, the undersigned Chief Financial Officer of the Borrower has signed this Certificate as of the date set forth above.

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By:
Title: Chief Financial Officer